Exhibit 99.13(a)(4)

Item 13(a)(4):

On August 29, 2018, the Board of Trustees appointed, upon recommendation of the Audit Committee, Cohen & Company, Ltd (“Cohen”) as the independent registered public accounting firm of the Trust for the fiscal year ending October 31, 2019. Cohen serves as the independent registered public accounting firm for other Victory Funds and VictoryShares ETFs.

Ernst & Young, LLP (“EY”) resigned as the independent registered public accounting firm of the Trust on September 6, 2018, subsequent to notification from the Audit Committee on August 29, 2018. EY’s report on the financial statements of the Trust for the past five fiscal years did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the Trust’s five most recent fiscal years and through September 6, 2018, there were no (1) disagreements with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to EY’s satisfaction, would have caused it to make reference to that matter in connection with its report; or (2) “reportable events,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.

The Trust has requested that EY furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated July 5, 2019 is attached as Attachment A to this exhibit.

Ernst & Young LLP 1900 Scripps Center 312 Walnut Street Cincinnati, Ohio 45202	Tel: +01 513 612 1400 Fax: +01 513 612 1730 ey.com

July 5, 2019

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 13(a)(4) of Form N-CSR dated July 5, 2019, of the Victory Portfolios Trust, and have the following comments:

1.              We are in agreement with the statements contained in the second and third paragraphs of Item 13(a)(4).

2.              We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

A member firm of Ernst & Young Global Limited